Exhibit 10.4

Shareholder Update– July 2008
7/15/2008

Myriad is committed to providing its shareholders with updated information.  As such, the Company would like to share the following information relating to the status of the Myriad Resort project:

 The Company continues to negotiate with the principal of the collateral and loan term sheet approved by the Company’s Board of Directors earlier this year.   As previously disclosed, the Company anticipates this deal, if consummated, providing up to $675 million in financing for Phase One of the Company’s planned Myriad Resort in Tunica, Mississippi.  This term sheet also provides for the funding of all phases of Myriad’s planned development in Tunica, up to $2.5 billion.   In the meantime, negotiations continue with several other potential funding sources.

Myriad also continues to assess the best land deal for this project and is working with another landowner in the Tunica area.  As noted in the recent 10Q filing, Myriad let expire the Perry land option as the Company believes the infrastructure costs of developing that site were prohibitive to investors willing to fund the deal.   The Company will provide additional detail when a new land agreement is signed.

The Company continues to work to bring the Myriad Resort project to life.  As has been previously disclosed, it is intended that the first phase of development will consist of building out the site infrastructure and constructing the initial 100,000 square foot casino, a 750 room casino hotel; a 25,000 square foot health and wellness luxury spa; and attractions including a water park and an18-hole championship golf facility.  While the scope of Phase One has been appropriately scaled to accommodate current capital market conditions and not get ahead of the growth in the Tunica market, the Company’s fundamental vision to bring a world-class destination resort to Tunica remains unchanged.

The Company will continue to post any updates on this website and, if necessary, will make all appropriate filings with the Securities and Exchange Commission.